Exhibit 2.02

FIRST AMENDMENT

TO THE

INVESTMENT AGREEMENT

WHEREAS, New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), New Aristotle Company, a Delaware corporation (“Merger Sub”) and CDRS Acquisition LLC, a Delaware limited liability company (“Investor”), entered into an Investment Agreement (the “Agreement”), dated as of June 19, 2006;

WHEREAS, the parties to the Agreement desire to amend certain provisions defining terms used in the Agreement and amend the Surplus and Solvency Opinion provisions in the Agreement to reflect the possibility that certain entities will convert from corporations to limited liability companies as part of the transactions contemplated by the Agreement; and

WHEREAS, Section 8.3 of the Agreement provides that the Agreement may be amended at any time before or after approval of the matters presented in connection with the Agreement and the transactions contemplated thereby by the stockholders of Alberto-Culver;

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

1.a. The definition of “Tax” in Section 1.1(x) of the Agreement hereby is amended in its entirety to read as follows:

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, in any sense, including (i) any federal, state, municipal, county, local, foreign or other Governmental Entity net income, gross income, receipts, windfall profit, severance, real, person, tangible, escheatable, unclaimed or abandoned property, goods and services, value added, estimated, capital stock, production, sales, use, license, excise, franchise, employment, unemployment, social security, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, including any fines, penalties or interest arising under ERISA; and (ii) any liability for payments of a type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group, or under a tax sharing, tax allocation, tax indemnity or other agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

1b. The table of definitions at the end of Section 1.1 of the Agreement hereby is amended as follows in the appropriate alphabetical order:

BSG	3.1(b)(ii)
SBC	3.1(b)(ii)
Subsidiary LLC Conversions	3.1(b)(ii)

2. Section 3.1(b) of the Agreement hereby is amended in its entirety to read as follows:

(b) Conversion(s). (i) Upon the terms and subject to the conditions set forth in this Agreement, immediately following the AC Effective Time, Alberto-Culver shall effect the Alberto-Culver Conversion pursuant to applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Following the Alberto-Culver Conversion, New Alberto-Culver LLC will be a limited liability company all of whose membership interests are held by New Sally and which is disregarded as an entity separate from New Sally for U.S. federal income tax purposes.

(ii) At the written request of Investor delivered to Alberto-Culver at least one Business Day prior to Closing and upon the terms and subject to the conditions set forth in this Agreement, Alberto-Culver shall, immediately following the Alberto-Culver Conversion and prior to the distribution of any proceeds of the Debt Financing from Sally, cause each of the following entities, in the following order, to be converted into a limited liability company organized under the laws of the State of Delaware, pursuant to applicable provisions of the DGCL and DLLCA: (A) Beauty Holding Company, Inc., a Delaware corporation, (B) Sally Beauty International Finance Company, Inc., a Delaware corporation, (C) Sally Beauty Company, Inc., a Delaware corporation (“SBC”), (D) Beauty Systems Group, Inc., a Delaware corporation (“BSG”), (E) Sally Beauty Distribution, Inc. and (F) Sally (such conversions, the “Subsidiary LLC Conversions”); provided, however, that (x) Alberto-Culver shall have received notice in accordance with Section 7.3(d) and (y) Alberto-Culver shall not be obligated to cause any of the Subsidiary LLC Conversions if effecting one or more of such Subsidiary LLC Conversions would, individually or together with any other event(s) or circumstance(s), cause one or more of the conditions set forth in Article VII or set forth in Section 3.06 of the Separation Agreement not to be satisfied. Investor acknowledges and agrees that notwithstanding anything to the contrary in this Agreement: (1) none of Alberto-Culver, Sally, New Sally or Merger Sub makes or shall have been deemed to make any representation or warranty with respect to the Subsidiary LLC Conversions or the effect thereof and none of them shall be deemed to have violated any covenant or agreement in this Agreement or any of the Transaction Agreements to the extent such violation is a result of effecting the Subsidiary LLC Conversions pursuant to the terms of this Agreement and (2) New Sally shall bear all out-of-pocket expenses, fees and costs of Alberto-Culver and its Subsidiaries (including of New Sally, Sally and the Subsidiaries to be converted) related to the Subsidiary LLC Conversions (it being understood and agreed that such expenses, fees and costs shall not be an Expense governed by Section 6.6). Each of the limited liability companies converted in the Subsidiary LLC Conversions will be treated as a disregarded entity for U.S. federal income tax purposes. The Parties intend that, for Tax purposes, each of the Subsidiary LLC Conversions shall be a tax-free liquidation of the converting corporation under section 332 of the Code and comparable provisions of state, local and foreign Tax laws, in which no gain or loss is recognized by either the liquidating corporation or its parent, and the Parties agree to report the Subsidiary LLC Conversions consistent with such treatment unless otherwise required by law.

3. Section 3.5(a) of the Agreement hereby is amended in its entirety to read as follows:

(a) Each share of Alberto-Culver Common Stock issued and outstanding immediately prior to the AC Effective Time (other than shares that are owned by any direct or indirect wholly-owned subsidiary of Alberto-Culver) shall be automatically converted into one fully paid and nonassessable share of New Sally Common Stock.

4. Section 3.5(d) of the Agreement hereby is amended in its entirety to read as follows:

(d) (i) Each share of New Sally Common Stock held by Alberto-Culver immediately prior to the AC Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

(ii) Each share of Alberto-Culver Common Stock held by Alberto-Culver in treasury or owned by Alberto-Culver or any of its Subsidiaries shall be cancelled and shall cease to exist and no shares of stock or other consideration shall be delivered in exchange therefor.

5. Section 6.18 of the Agreement hereby is amended in its entirety to read as follows:

Section 6.18 Valuation Firm. Alberto-Culver shall engage a valuation or appraisal firm of national reputation reasonably acceptable to Investor (the “Valuation Firm”) and use its reasonable best efforts to obtain from the Valuation Firm (a) if Alberto-Culver requests, an opinion dated the date the Board of Directors (or similar body) of New Alberto-Culver LLC declares and effects the Sally Distribution in form and substance reasonably satisfactory to the Board of Directors of Alberto-Culver and addressed to the members of the Board of Directors (or similar governing body) of New Alberto-Culver LLC as to the surplus (or similar concept under the DLLCA) of New Alberto-Culver LLC in connection with the declaration of the Sally Distribution, (b) an opinion dated the date the Board of Directors of New Sally declares the Share Distribution and the Cash Distribution and the date or dates on which the Share Distribution and the Cash Distribution are paid in form and substance reasonably satisfactory to the Board of Directors of New Sally and addressed to the members of the Board of Directors of New Sally as to the surplus of New Sally in connection with the declaration of the Cash Distribution and the Share Distribution, (c) an opinion dated the date the Board of Directors (or similar body) of Sally declares and effects any cash dividends to New Sally that may be made in order for New Sally to pay the Cash Distribution in form and substance reasonably satisfactory to the Board of Directors (or similar body) of Sally and addressed to the members of the Board of Directors (or similar body) of Sally as to the surplus (or similar concept under the DLLCA) of Sally in connection with the declaration of such dividends, (d) an opinion dated the date the Board of Directors (or similar body) of BSG declares and effects any cash dividends to Sally that may be made in order for New Sally to pay the Cash Distribution in form and substance reasonably satisfactory to the Board of Directors (or similar body) of BSG and addressed to the members of the Board of Directors (or similar body) of BSG as to the surplus (or similar concept under the DLLCA) of BSG in connection with the declaration of such dividends, (e) an opinion dated the date the Board of Directors (or similar body) of SBC declares and effects any cash dividends to Sally that may be made in order for Sally to pay the Cash Distribution in form and substance reasonably satisfactory to the Board of Directors (or similar body) of SBC and addressed to the members of the Board of Directors (or similar body) of SBC as to the surplus (or similar concept under the DLLCA) of SBC in connection with the declaration of such dividends and (f) an opinion dated the date the Board of Directors of New Sally declares the Share Distribution and the Cash Distribution and the date or dates on which the Share Distribution and the Cash Distribution are paid in form and substance reasonably satisfactory to the Board of Directors of New Sally and addressed to the members of the Board of Directors of New Sally as to the solvency of New Sally and its Subsidiaries immediately after giving effect to the Transactions (the opinion in clause (a), only if requested by Alberto-Culver, and the opinions in clauses (b), (c) and (f) collectively, the “Surplus and Solvency Opinions”). For the avoidance of doubt, Alberto-Culver and its Subsidiaries shall have no obligation to make any capital contribution or loan to any member of the Sally Group or take any other action not expressly required by this Agreement in connection with this Section 6.18. Each of Alberto- Culver and New Sally shall be responsible for the payment of 50% of the fees and expenses of the Valuation Firms in connection with the opinions contemplated by this Section 6.18 as provided in Section 2.04(c) of the Separation Agreement (such fees and expenses, the “Valuation Firm Fees”). Notwithstanding the foregoing, members of the Alberto-Culver Group shall not be required to pay in the aggregate an amount in excess of the amount set forth in Section 6.18 to the Alberto-Culver Disclosure Schedule in connection with obtaining the opinions contemplated by this Section 6.18.

6. Section 6.19 of the Agreement hereby is amended in its entirety to read as follows:

Section 6.19 Pre-Closing Estimates. Five days prior to the Closing Date, Alberto-Culver will provide Investor with calculations of the Adjustment Amount and components thereof, including an estimate of Alberto-Culver Taxes, and the Estimated Required Retained Cash Amount together with such supporting data as Investor may reasonably request.

7. Section 7.1(h) of the Agreement hereby is amended in its entirety to read as follows:

(h) NYSE Listing. The (i) shares of New Sally Common Stock to be issued in the Alberto-Culver Merger and to be reserved for issuance upon exercise of New Sally Substitute Options and (ii) the shares of New Alberto-Culver Common Stock to be distributed in the Share Distribution and to be reserved for issuance upon exercise of New Alberto-Culver Stock Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

8. Section 7.1(i) of the Agreement hereby is amended in its entirety to read as follows:

(i) Surplus and Solvency Opinions. The Board of Directors (or similar body) of New Alberto-Culver LLC, if applicable, the Board of Directors of New Sally and the Board of Directors (or similar body) of Sally, as applicable, shall have received the Surplus and Solvency Opinions and such opinions shall not have been withdrawn, modified or rescinded.

9. Section 9.1 of the Agreement hereby is amended in its entirety to read as follows:

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. This Article IX and the agreements of Alberto-Culver, New Sally, Sally and Investor, contained in clause (2) of Section 3.1(b)(ii) (Conversion(s)), Section 3.6 (Exchange of Shares), Section 3.8 (Post Transaction Matters), Section 6.4(a) (last sentence) (Reasonable Best Efforts), Section 6.6 (Fees and Expenses), Section 6.10(b)(y) and Section 6.10(d) (last sentence) (Private Letter Ruling; Tax-Free Reorganization Treatment; Pre-Distribution Tax Returns: Dividend Withholding), Section 6.12 (Employee Benefits Matters) and Section 6.13 (Non-Competition, Non-Solicitation) shall survive the Closing Date. All other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing Date.

10. New Sally agrees that, if on or prior to the Closing Date any member of the Sally Group consummates an acquisition which was consented to in writing in advance by Investor, at Closing it will pay to Alberto-Culver an amount equal to the purchase price of each such acquisition.

11. Exhibit C to the Agreement is hereby amended in its entirety to read as set forth on Annex B hereto.

12. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

13. Except as specifically provided in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

14. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their names by a duly authorized officer as of October 3, 2006.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt

Name: Gary P. Schmidt
Title: President

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter

Name: Gary Winterhalter
Title: President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt

Name: Gary P. Schmidt
Title: Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE COMPANY

By:	/s/ Gary P. Schmidt

Name: Gary P. Schmidt
Title: President

CDRS ACQUISITION LLC

By:	/s/ Richard J. Schnall

Name: Richard J. Schnall
Title: President

[Signature page to First Amendment to the Investment Agreement]